Exhibit 99

Dillard’s, Inc. Reports Second Quarter Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--August 11, 2016--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 and 26 weeks ended July 30, 2016. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements regarding forward-looking information included below under “Forward-Looking Information.”

Second Quarter Results

Dillard’s reported net income for the 13 weeks ended July 30, 2016 of $12.1 million, or $0.35 per share, compared to net income of $29.9 million, or $0.75 per share, for the prior year second quarter.

Net sales for the 13 weeks ended July 30, 2016 and the 13 weeks ended August 1, 2015 were $1.452 billion and $1.514 billion, respectively. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC ("CDI").

Total merchandise sales (which excludes CDI) for the 13-week period ended July 30, 2016 were $1.403 billion and $1.468 billion for the 13-week period ended August 1, 2015. Total merchandise sales decreased 4% for the 13-week period ended July 30, 2016. Sales in comparable stores for the period decreased 5%. Although all sales categories declined, stronger performing categories were ladies' apparel and men's apparel and accessories. Sales of home and furniture were significantly weaker. Sales trends were strongest in the Eastern region, followed by the Western and Central regions, respectively.

Dillard’s Chief Executive Officer, William T. Dillard, II, stated, "The challenges facing apparel retailers continued through the second quarter, and our poor results reflect this. In spite of weak sales, we returned $57 million to shareholders through stock repurchase and dividends. While we continue to deal with weakness in the fashion retail industry, we believe we are in good financial shape for the long term."
26 Week Results

Dillard’s reported net income for the 26 weeks ended July 30, 2016 of $89.5 million, or $2.55 per share, compared to net income of $139.5 million, or $3.43 per share, for the prior year 26-week period.

Net sales for the 26 weeks ended July 30, 2016 and the 26 weeks ended August 1, 2015 were $2.956 billion and $3.087 billion, respectively. Total merchandise sales for the 26-week period ended July 30, 2016 were $2.853 billion and $2.986 billion for the 26-week period ended August 1, 2015. Total merchandise sales decreased 4% for the 26-week period ended July 30, 2016. Sales in comparable stores for the period decreased 5%.

Gross Margin/Inventory

Gross margin from retail operations (which excludes CDI) declined 92 basis points of sales for the 13 weeks ended July 30, 2016 compared to the prior year second quarter. Consolidated gross margin for the 13 weeks ended July 30, 2016 declined 99 basis points of sales compared to the prior year second quarter. Inventory increased 1% at July 30, 2016 compared to August 1, 2015.

Selling, General & Administrative Expenses

Selling, general and administrative expenses ("operating expenses") were $395.0 million (27.2% of sales) and $404.3 million (26.7% of sales) during the 13 weeks ended July 30, 2016 and August 1, 2015, respectively. Operating expenses from retail operations declined $9.2 million during the quarter to $393.8 million (28.1%) from $403.0 million (27.5%) but increased 60 basis points of sales due to lack of leverage. The expense decline was attributable to decreases in supplies, advertising, services purchased, utilities and payroll expense partially offset by increased insurance expense.

Share Repurchase

During the 13 weeks ended July 30, 2016, the Company purchased $54.1 million (0.9 million shares) of Class A Common Stock under its $500 million share repurchase program. During the year-to-date period ended July 30, 2016, the Company purchased $112.5 million (1.6 million shares) under the program. As of July 30, 2016, authorization of $387.5 million remained under the program. Total shares outstanding (Class A and Class B Common Stock) at July 30, 2016 and August 1, 2015 were 34.3 million and 39.4 million, respectively.

Store Information

The Company has closed its clearance centers at South Towne Center in Sandy, Utah (100,000 square feet) and Plaza Central, formerly Six Flags Mall, in Arlington, Texas (85,000 square feet). The Company operates 272 Dillard’s locations and 22 clearance centers spanning 29 states and an Internet store at www.dillards.com. Total square footage is 49.6 million square feet.

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In Millions, Except Per Share Data)

	13 Weeks Ended				26 Weeks Ended
	July 30, 2016		August 1, 2015		July 30, 2016		August 1, 2015
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$1,452.4	100.0%	$1,513.8	100.0%	$2,955.7	100.0%	$3,087.3	100.0%
Service charges and other income	36.3	2.5	37.0	2.4	71.8	2.4	77.0	2.5
	1,488.7	102.5	1,550.8	102.4	3,027.5	102.4	3,164.3	102.5

Cost of sales	993.4	68.4	1,020.3	67.4	1,931.9	65.4	1,980.8	64.2
Selling, general and administrative expenses	395.0	27.2	404.3	26.7	793.5	26.8	807.8	26.2
Depreciation and amortization	60.6	4.2	60.5	4.0	121.2	4.1	121.7	3.9
Rentals	5.9	0.4	5.7	0.4	11.9	0.4	11.5	0.4
Interest and debt expense, net	16.0	1.1	14.8	1.0	31.7	1.1	30.0	1.0
Gain on disposal of assets	0.8	0.1	0.1	0.0	0.9	0.0	0.1	0.0
Income before income taxes and income on and equity in losses of joint ventures	18.6	1.3	45.3	3.0	138.2	4.7	212.6	6.9
Income taxes	6.5		15.7		48.7		73.7
Income on and equity in losses of joint ventures	—	0.0	0.3	0.0	—	0.0	0.6	0.0
Net income	$12.1	0.8%	$29.9	2.0%	$89.5	3.0%	$139.5	4.5%

Basic and diluted earnings per share	$0.35		$0.75		$2.55		$3.43
Basic and diluted weighted average shares	34.5		40.1		35.1		40.6

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	July 30, 2016	August 1, 2015
Assets
Current Assets:
Cash and cash equivalents	$128.3	$175.1
Accounts receivable	41.2	48.8
Merchandise inventories	1,499.3	1,477.2
Federal and state income taxes	22.0	15.1
Other current assets	45.9	47.8
Total current assets	1,736.7	1,764.0

Property and equipment, net	1,851.8	1,998.9
Other assets	254.5	252.7

Total Assets	$3,843.0	$4,015.6

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$760.6	$733.8
Current portion of long-term debt and capital leases	3.2	7.7
Total current liabilities	763.8	741.5

Long-term debt and capital leases	617.7	620.6
Other liabilities	242.1	252.0
Deferred income taxes	250.7	253.4
Subordinated debentures	200.0	200.0
Stockholders' equity	1,768.7	1,948.1

Total Liabilities and Stockholders' Equity	$3,843.0	$4,015.6

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In Millions)

	26 Weeks Ended
	July 30, 2016	August 1, 2015
Operating activities:
Net income	$89.5	$139.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and other deferred cost	122.4	122.6
Gain on disposal of assets	(0.9)	(0.1)
Changes in operating assets and liabilities:
Decrease in accounts receivable	5.9	7.7
Increase in merchandise inventories	(124.8)	(102.8)
Increase in other current assets	(0.7)	(0.5)
Decrease (increase) in other assets	1.0	(0.1)
Increase in trade accounts payable and accrued expenses and other liabilities	77.1	2.2
Decrease in income taxes	(82.8)	(106.6)
Net cash provided by operating activities	86.7	61.9

Investing activities:
Purchase of property and equipment	(42.0)	(87.0)
Proceeds from disposal of assets	1.0	0.2
Decrease in restricted cash	—	7.3
Net cash used in investing activities	(41.0)	(79.5)

Financing activities:
Principal payments on long-term debt and capital lease obligations	(2.8)	(0.4)
Cash dividends paid	(5.0)	(4.9)
Purchase of treasury stock	(112.5)	(202.9)
Issuance cost of line of credit	—	(2.9)
Net cash used in financing activities	(120.3)	(211.1)

Decrease in cash and cash equivalents	(74.6)	(228.7)
Cash and cash equivalents, beginning of period	202.9	403.8
Cash and cash equivalents, end of period	$128.3	$175.1

Non-cash transactions:
Accrued capital expenditures	$3.6	$7.5
Stock awards	0.9	0.9
Capital lease transactions	—	9.1

Estimates for 2016
The Company is providing the following estimates for certain financial statement items for the fiscal year ending January 28, 2017 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2016	2015
	Estimated	Actual
Depreciation and amortization	$245	$250
Rentals	27	27
Interest and debt expense, net	61	61
Capital expenditures	120	166

Forward-Looking Information
The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:  statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts.  The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar  nature.   The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 30, 2016, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.
CONTACT:
Dillard’s, Inc.
Julie Johnson Bull
501-376-5965
julie.bull@dillards.com